                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statements No. 33-34555 and 33-55437 and Registration Statements No. 333-95991, 333-95993, 33-27356, 333-35877, 333-96781, 333-85360 and 333-45931 on Form S-8
and Registration Statement No. 333-67015 on Form S-3 of Sensient Technologies Corporation, of our reports dated February 13, 2003 (which report includes an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and change in accounting in 2000 of amortizing unrecognized gains and losses related to the Company's obligations for postretirement benefits), appearing in and incorporated by reference in this Annual Report on Form 10-K of Sensient Technologies Corporation for the year ended December 31, 2002.

Milwaukee, Wisconsin
March 26, 2003